Exhibit 23.3

CONSENT OF QUALIFIED PERSON

I, Mr. Donald Doe, in connection with the Annual Report on Form 10-K for the year ended December 31, 2024 and exhibits thereto (collectively, the Form 10-K), consent to:

•the filing and use of the Technical Report Summary for the Nevada Gold Mines operation, with an effective date of December 31, 2024, as exhibit 96.3 (the “Filed Technical Report Summary”), to and referenced in the Form 10-K;
•the incorporation by reference and use of the Technical Report Summaries for the Peñasquito, Boddington, Cadia, and Lihir operations (the “Incorporated by Reference Technical Report Summaries” and, together with the Filed Technical Report Summary, collectively the “Technical Report Summaries”);
•the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summaries; and
•the use of information derived, summarized, quoted or referenced from the Technical Report Summaries, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring for the Technical Report Summaries.

I also consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-238048, 333-124653, 333-171298, 333-188128, 333-214662), Form S-3 (No.333-281026), and Form S-4 (No.333-281025) of Newmont Corporation of the above items as included in the Form 10-K.

Dated February 20, 2025

/s/ Donald Doe
Name:	Donald Doe, RM SME
Title:	Head, Reserves Newmont Corporation